Exhibit 10.1

RESTRUCTURING AGREEMENT

RESTRUCTURING AGREEMENT (this “Agreement”), dated as of May 7, 2006, by and among Silicon Graphics, Inc., a Delaware corporation (“SGI”), and [Holder] in its capacity as a holder or investment manager or adviser for the beneficial owners (“Holder”) of certain of SGI’s 6.50% Senior Secured Convertible Notes due 2009 (the “Notes”).

WHEREAS, SGI and Holder have engaged in good faith negotiations with the objective of reaching an agreement with regard to a financial restructuring of SGI, including the restructuring of indebtedness outstanding under the Indenture (as defined below);

WHEREAS, SGI and Holder desire to implement a financial restructuring of SGI on the terms and subject to the conditions set forth in the Plan Term Sheet outlining the provisions of a plan of reorganization embodying the terms of such consensual restructuring (the “Plan Term Sheet”) attached hereto as Exhibit A (unless otherwise stated, capitalized terms used but not otherwise defined herein having the respective meanings ascribed to them in the Plan Term Sheet);

WHEREAS, in order to implement such financial restructuring, SGI has agreed, on the terms and subject to the conditions of this Agreement and applicable law, to use its reasonable best efforts to cause a plan of reorganization to be confirmed in connection with one or more cases (collectively, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), incorporating the terms and conditions set forth in the Plan Term Sheet and such other terms and conditions as are otherwise acceptable to Holder in its sole discretion (consummation of such a plan of reorganization in the Chapter 11 Case being the “Financial Restructuring”); and

WHEREAS, to expedite and ensure the implementation of the Financial Restructuring, the undersigned Holder is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable law, if and when solicited to do so, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote or, if Holder does not have discretionary authority over such account, recommend to vote) to accept the Joint Reorganization Plan (as defined below) in the Chapter 11 Case.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SGI and Holder hereby agree as follows:

1. Agreement to Complete the Financial Restructuring. Subject to the terms and conditions of this Agreement, SGI shall use its reasonable best efforts and shall cause each of the U.S. Subsidiaries (as defined below) to use its reasonable best efforts to effectuate the Financial Restructuring through the Chapter 11 Case, under which SGI shall file a voluntary petition for relief under chapter 11 of the Bankruptcy Code and cause each of its subsidiaries listed on Exhibit B attached hereto (collectively, the “U.S. Subsidiaries”) simultaneously to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and use its reasonable best efforts to cause the Joint Reorganization Plan (as defined below) to be confirmed by the Bankruptcy Court in accordance herewith.

2. Forbearance. Subject to the terms and conditions of this Agreement, for a period commencing on the Agreement Date (as defined below) and ending on the occurrence of an Agreement Termination Event (as defined below) and subject to SGI’s continuing compliance with its obligations to provide adequate protection under the DIP Financing Commitment Letter (as defined below) and the definitive documents in connection with the DIP Financing (as defined below) and the Interim Order (as defined below) and the Final Order (as defined below) and their being no Event of Default under the DIP Financing (as defined below), Holder hereby agrees to forbear from seeking to lift the automatic stay to foreclose on the collateral securing the obligations under the indenture pursuant to which the Notes were issued (the “Indenture”).

3. Voting. Holder agrees that, subject to the conditions that (a) the terms and conditions of the Restructuring Documents (as defined below) implementing the Financial Restructuring shall be consistent with those set forth in the Plan Term Sheet and otherwise acceptable to Holder as provided herein, (b) each of the Restructuring Documents (as defined below) shall be in form and substance acceptable to Holder as provided herein; and (c) no Agreement Termination Event (as defined below) or other termination of this Agreement shall have occurred, Holder shall (i) when properly solicited to do so pursuant to a disclosure statement in compliance with section 1125 of the Bankruptcy Code, vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote or, if Holder does not have discretionary authority over such account, recommend to vote) to accept the Joint Reorganization Plan (as defined below) in the Chapter 11 Case, (ii) support confirmation of the Joint Reorganization Plan (as defined below) in the Chapter 11 Case, (iii) provide to SGI, subject to any limitations contained in section 1125 of the Bankruptcy Code or order of the Bankruptcy Court, a letter to other holders of the Notes in support of the Joint Reorganization Plan (which letter shall be in form and substance satisfactory to Holder in its sole discretion) for inclusion in the solicitation packages for the Joint Reorganization Plan and (iv) refrain from supporting any other proposed plan of reorganization for SGI and the U.S. Subsidiaries.

4. Preparation of Restructuring Documents.

(a) In order to effectuate the Financial Restructuring, SGI shall promptly instruct its counsel to prepare, for the review and approval of Holder:

(i) voluntary petitions (the “Petitions”) for relief under chapter 11 of the Bankruptcy Code for SGI and each of the U.S. Subsidiaries;

(ii) a motion to approve the DIP Financing and certain adequate protection provisions contained in the Commitment Letter, dated as of May 5, 2006, regarding that certain debtor in possession facility described therein and in Appendix I and Annex I thereto (the “DIP Financing Commitment Letter” and the postpetition financing set forth in the DIP Financing Commitment Letter and to be set forth in definitive documentation, the “DIP Financing”), a copy of which is attached hereto as Exhibit C, on the terms and subject to the conditions contained in the DIP Financing Commitment Letter;

(iii) a joint disclosure statement to accompany the Joint Reorganization Plan reasonably acceptable to Holder in its sole discretion (as amended, modified or supplemented from time to time with the prior consent of Holder, the “Disclosure Statement”) under section 1125 of the Bankruptcy Code; and

(iv) all schedules, motions, pleadings (including without limitation all first-day pleadings) and other papers and documentation necessary or desirable in connection with the filing of the Petitions.

(b) Counsel for SGI and the U.S. Subsidiaries, in consultation with counsel for the ad hoc Committee of holders of the Notes (the “Committee”) shall prepare, for the review and approval of the parties hereto, a joint plan of reorganization containing terms and conditions consistent with the Plan Term Sheet and otherwise acceptable to Holder in its sole discretion and such other terms and conditions as are acceptable to the Holder in its sole discretion (the “Joint Reorganization Plan”) and other restructuring agreements and documents in respect of the Joint Reorganization Plan necessary or desirable in order to implement the Financial Restructuring, including, without limitation, documents to implement the rights offering, charter, bylaws, and registration rights agreement.

(c) SGI shall use its reasonable best efforts to cause counsel for the lenders under the Loan Agreement to prepare, for the review and approval of the parties hereto, all restructuring agreements and documents in respect of such facilities reasonably necessary or desirable in order to implement the Financial Restructuring.

(d) All documents and instruments referred to in this Section prepared in connection with the Financial Restructuring are referred to collectively herein as the “Restructuring Documents”. The parties hereto shall coordinate with one another in good faith in the preparation and negotiation of the Restructuring Documents, and, except as otherwise provided in the Plan Term Sheet, all Restructuring Documents shall be in form and substance satisfactory to Holder in its reasonable discretion.

5. Related Undertakings.

(a) SGI hereby agrees to use its reasonable best efforts (a) to obtain, within one (1) business day of the execution hereof, approval by its board of directors of this Agreement, and (b) promptly to take all other steps reasonably necessary to consummate the Financial Restructuring including the filing of the Joint Reorganization Plan and the Disclosure Statement with the Bankruptcy Court no later than thirty (30) days after the date on which the petitions are filed (the “Petition Date”); provided that, in the event that the DIP Lenders (as defined in the DIP Financing Commitment Letter) do not deliver, prior to the fifth (5th) business day following the Petition Date, the consent of a majority in interest of the holders of the 6.50% Secured Notes to the liens and superpriority claims granted to the DIP Lenders as proposed in the DIP Financing Commitment Letter, the deadline for the filing of the Joint Reorganization Plan and the Disclosure Statement shall be extended to within thirty-five (35) days of the Closing Date (as defined below). Without limiting the generality of the foregoing, SGI agrees to recommend to the holders of all impaired claims or interests that they vote in favor of confirmation of the Joint Reorganization Plan in the Chapter 11 Case.

(b) Neither SGI nor any of the U.S. Subsidiaries nor Holder shall, so long as this Agreement is in effect, (i) object to confirmation of the Joint Reorganization Plan in the Chapter 11 Case or otherwise commence any proceeding to oppose or alter the Financial Restructuring or any Restructuring Document so long as the Restructuring Documents contain terms and conditions consistent with those contained in the Plan Term Sheet, the DIP Financing Commitment Letter, and otherwise agreed in writing by the parties hereto; or (ii) vote for, consent to, support or participate in the formulation of any other out-of-court restructuring or chapter 7 or chapter 11 plan in respect of SGI and/or one or more of its direct or indirect subsidiaries proposed or filed or to be proposed or filed (other than the Financial Restructuring or as agreed in writing by SGI and the Holder); provided, that Holder shall not be barred from (x) objecting as to compliance with Bankruptcy Code Section 1125 or other applicable law relating to disclosure, if the Disclosure Statement or any other document received by Holder in the Chapter 11 Case contains a material misstatement or omission or (y) taking any action with respect to any matter, if such action is not inconsistent with the Financial Restructuring; and, provided, further, that nothing in this Agreement shall be deemed to prevent Holder from taking, or failing to take, any action that it is obligated to take (or not to take) in the performance of any fiduciary or similar duty that Holder may owe to any other person or entity.

(c) This Agreement may be terminated in accordance with section 7 hereof if SGI and the U.S. Subsidiaries shall fail to (i) file the Joint Reorganization Plan and the Disclosure Statement on or before the date that is thirty (30) days from the Petition Date; provided that, in the event that the DIP Lenders (as defined in the DIP Financing Commitment Letter) do not deliver, prior to the fifth (5th) business day following the Petition Date, the consent of a majority in interest of the holders of the 6.50% Secured Notes to the liens and superpriority claims granted to the DIP Lenders as proposed in the DIP Financing Commitment Letter, the deadline for the filing of the Joint Reorganization Plan and the Disclosure Statement shall be extended to within thirty-five (35) days of the Closing Date (as defined below); (ii) cause the Joint Reorganization Plan to be confirmed on or before the date that is one-hundred-thirty-five (135) days from the Petition Date; and (iii) cause the Effective Date to occur on or before the date that is thirty (30) days from the date upon which the order is entered confirming the Joint Reorganization Plan; provided, however, that in no event shall the Effective Date occur on a date that is more than one-hundred-and-eighty (180) days from the Closing Date.

(d) SGI and the U.S. Subsidiaries shall use their best efforts to refinance the Postpetition Financing Agreement (as defined in the DIP Financing Commitment Letter) and the Existing Credit Agreement (as defined in the DIP Financing Commitment Letter) with a $130,000,000 permanent post-petition financing agreement (the “Permanent Postpetition Financing Agreement”), upon the entry of the Final Order (as defined below) on terms and conditions satisfactory to Holder in its sole discretion.

6. Conduct of Business Prior to the Effective Date. SGI agrees to comply and agrees to cause the U.S. Subsidiaries to comply with the following covenants at all times prior to the effective date (the “Effective Date”) of the Joint Reorganization Plan, unless otherwise agreed in writing by Holder, such consent not to be unreasonably withheld, delayed or conditioned:

(a) SGI shall not, and shall cause each of the U.S. Subsidiaries not to, directly or indirectly, take any action to or suffer or permit any of the following: (i) issue, sell, pledge,

dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests, including without limitation joint venture interests, limited liability company interests, partnership interests or capital stock; (ii) amend or propose to amend its by-laws, articles of incorporation, joint venture agreements or comparable organizational documents; (iii) split, combine or reclassify any outstanding shares of its capital stock or other equity interest, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests, including, without limitation, joint venture interests, limited liability company interests, partnership interests or capital stock; (iv) redeem, purchase or acquire or offer to acquire any of its equity interests, including, without limitation, joint venture interests, limited liability company interests, partnership interests or capital stock; (v) acquire, transfer, sell or dispose of (by merger, exchange, consolidation, acquisition or disposition of stock or assets or otherwise), or grant any lien, pledge, charge or security interest, or otherwise encumber, any corporation, partnership, joint venture or other business organization or division, or any assets thereof or interest therein; (vi) incur any indebtedness for borrowed money (other than in connection with the DIP Financing) or issue any debt securities; (vii) enter into any transaction with any affiliate other than in the ordinary course of business without the consent of the Holder; (viii) redeem, purchase or acquire or offer to acquire any Notes (other than pursuant to the Financial Restructuring); or (ix) enter into, or modify, any agreement with respect to any of the matters set forth in this Section 6(a);

(b) SGI shall not, and shall cause each of the U.S. Subsidiaries not to, (i) directly or indirectly engage in, agree to or consummate any transaction outside the ordinary course of its business (other than as approved by the Bankruptcy Court and pursuant to the Financial Restructuring) or (ii) enter into any transaction or perform any act which would constitute any breach by it of any of its representations, warranties, covenants or obligations hereunder;

(c) SGI shall, and shall cause each of the U.S. Subsidiaries to, maintain its corporate existence and qualification in good standing under the laws of each state or other jurisdiction in which it is organized or required to be qualified to do business, respectively;

(d) SGI shall promptly, and in any event within one business day after receipt or knowledge of the same by SGI, notify the legal and financial advisors of the Committee (collectively, the “Committee’s Advisors”) of any governmental or third party notices, complaints, investigations, hearings, orders, decrees or judgments (or communications indicating that any of the foregoing may be contemplated or threatened) which could be anticipated to (i) materially adversely affect the business, property, assets, concessions, licenses, or condition (financial or otherwise) of SGI or any of the U.S. Subsidiaries or (ii) materially prevent or delay the consummation of the Financial Restructuring; and

(e) SGI shall keep the Committee’s Advisors informed promptly of material developments concerning the aggregate change in the equity ownership in SGI for purposes of determining the continued availability to SGI of its tax loss carryforwards under applicable United States tax law.

7. Termination of this Agreement.

(a) This Agreement shall terminate, automatically and immediately, upon the occurrence of any Agreement Termination Event (as defined below), unless such Agreement Termination Event is waived in writing by Holder within five (5) days after the occurrence of such Agreement Termination Event. If any Agreement Termination Event occurs (and has not been so waived), or if this Agreement is otherwise terminated in accordance with its terms, at a time when permission of the Bankruptcy Court shall be required for Holder to change or withdraw (or cause to be changed or withdrawn) its vote to accept the Joint Reorganization Plan, and/or any consents given in connection therewith, SGI shall not oppose any attempt by Holder to change or withdraw (or cause to be changed or withdrawn) such vote and/or consents at such time.

(b) “Agreement Termination Event” shall mean any one or more of the following events or conditions:

(i) the Financial Restructuring shall not have been approved by SGI’s Board of Directors on or before May 7, 2006;

(ii) the lenders under the Loan Agreement, shall not have executed a forbearance agreement on or before May 12, 2006, in form and substance satisfactory to Holder in its sole discretion agreeing to, or the Interim Order (as defined below) and the Final Order (as defined below) shall not provide that such lenders shall, not seek to lift the automatic stay before the earlier of (i) the maturity of the DIP Financing, (ii) sixty (60) days after the Petition Date if SGI and the U.S. Subsidiaries have not secured a commitment for exit financing in respect of the Chapter 11 Case and (iii) five (5) business days after notification that SGI or any of the U.S. Subsidiaries have violated the adequate protection order with respect to such lenders;

(iii) the Petitions commencing the Chapter 11 Case shall not have been filed on or before May 9, 2006;

(iv) the motion in form and substance acceptable to Holder in its sole reasonable discretion seeking approval of the DIP Financing shall not have been filed on or before May 9, 2006;

(v) failure of the Bankruptcy Court to enter the interim order approving the DIP Financing on terms and conditions satisfactory to Holder in its sole discretion (the “Interim Order”) on or before May 12, 2006;

(vi) failure of the Bankruptcy Court to enter a final order finally and unconditionally approving the Postpetition Financing Agreement (as defined in the DIP Financing Commitment Letter) and the DIP Financing pursuant to section 364 of the Bankruptcy Code on terms and conditions satisfactory to Holder in its sole discretion (the “Final Order”) within thirty (30) days of the closing of the DIP Financing (the “Closing Date”);

(vii) failure of SGI and the U.S. Subsidiaries to file the Joint Reorganization Plan and the Disclosure Statement on or before the date that is thirty (30) days from the Petition Date; provided that, in the event that the DIP Lenders (as defined in the DIP Financing Commitment Letter) do not deliver, prior to the fifth (5th) business day following the Petition Date, the consent of a majority in interest of the holders of the 6.50% Secured Notes to the liens and superpriority claims granted to the DIP Lenders as proposed in the DIP Financing Commitment Letter, the deadline for the filing of the Joint Reorganization Plan and the Disclosure Statement shall be extended to within thirty-five (35) days of the Closing Date;

(viii) failure of the Bankruptcy Court to enter an order approving the Disclosure Statement in form and substance satisfactory to Holder in its sole reasonable discretion on or before the date that is seventy-five (75) days from the Petition Date;

(ix) failure of the Bankruptcy Court to enter an order confirming the Joint Reorganization Plan in form and substance satisfactory to Holder in its sole discretion on or before the date that is one hundred thirty-five (135) days from the Petition Date;

(x) the Joint Reorganization Plan provides or is modified to provide for any terms that are materially adverse from the Plan Term Sheet (it being understood that any improvement in the distribution to Holder under the Joint Reorganization Plan shall not be deemed to be materially adverse for such purpose);

(xi) after filing the Joint Reorganization Plan, SGI or any Subsidiary (a) submits a second or amended plan of reorganization, or moves to withdraw the Joint Reorganization Plan, in each case without the prior written consent of Holder, or (b) SGI or any affiliate thereof fails to satisfy any material term or material condition set forth in the Plan Term Sheet;

(xii) failure of SGI and the U.S. Subsidiaries to use their best efforts to refinance the Postpetition Financing Agreement (as defined in the DIP Financing Commitment Letter) and the Existing Credit Agreement (as defined in the DIP Financing Commitment Letter) with the Permanent Postpetition Financing Agreement, upon the entry of the Final Order;

(xiii) failure of the Effective Date to occur on or before the date that is thirty (30) days from the date upon which the order is entered confirming the Joint Reorganization Plan;

(xiv) any order(s) is entered by the Bankruptcy Court that has the practical effect of rendering unachievable compliance with any of the dates in subparagraphs (v) through (ix) (inclusive) and (xiii) above and such effect shall not have been cured within five (5) business days after the date on which such order(s) is entered;

(xv) the Chapter 11 Case shall have been converted to one or more cases under chapter 7 of the Bankruptcy Code or to one or more liquidating chapter 11 cases thereunder;

(xvi) any representation made by SGI herein shall have been untrue when made, or any breach by SGI shall have occurred under this Agreement, including without limitation ceasing to use its reasonable best efforts to obtain approval of the Disclosure Statement and confirmation of the Joint Reorganization Plan and such breach shall not have been cured within two (2) days after the date on which such breach first occurs;

(xvii) there shall have been issued or reinstated any suspension order or similar order by a court or other governmental body of competent jurisdiction that affects or could affect the obligations of SGI or the U.S. Subsidiaries with respect to the Notes or this Agreement and (A) such proceeding or order was issued or reinstated at the request or with the acquiescence of SGI or an affiliate thereof or (B) in all other circumstances, if such order is not stayed, reversed or vacated within thirty (30) days after such issuance or reinstatement;

(xviii) SGI or any of the U.S. Subsidiaries shall vote for, consent to, support or participate in the formulation of any out-of-court restructuring, or any chapter 11 plan of reorganization or liquidation in respect of SGI and/or one or more of its direct or indirect subsidiaries proposed or filed or to be proposed or filed (other than the Financial Restructuring or as agreed in writing by Holder), any conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or any sale of all or substantially all of the assets of SGI or any of the U.S. Subsidiaries pursuant to section 363 of the Bankruptcy Code;

(xix) SGI or any of the U.S. Subsidiaries shall pay any sum on account of any judgment granted in favor of any holder of any of the Notes or shall enter into any settlement of compromise in respect of any of the Notes, in each case without the prior written consent of Holder;

(xx) SGI or any of the U.S. Subsidiaries shall cease to have the exclusive right to file or solicit acceptances of a plan in the Chapter 11 Case;

(xxi) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer with enlarged powers or an examiner with enlarged powers (i.e., powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under section 1106(b) of the Bankruptcy Code shall be appointed for SGI and/or any of the U.S. Subsidiaries; or

(xxii) an event of default shall have occurred and be continuing under the definitive documentation setting forth the terms of the DIP Financing.

The foregoing Agreement Termination Events are intended solely for the benefit of Holder. SGI shall, and shall cause each of the U.S. Subsidiaries to, immediately advise Holder of the occurrence of any Agreement Termination Event or of any breach of this Agreement by or on behalf of SGI or any of the U.S. Subsidiaries.

(c) This Agreement may be terminated at any time prior to the Effective Date upon the mutual written consent of SGI and Holder.

(d) If this Agreement is terminated in accordance with its terms, no party hereto shall have any further obligation or liability hereunder; provided, that no party shall be relieved of any liability for damages resulting from its breach of any representation, warranty, covenant or obligation hereunder that occurred prior to the termination of this Agreement, each of SGI and Holder shall have all rights and remedies available to it under the Indenture, other applicable documents relating to the Notes, applicable law or otherwise with respect to any default under such Indenture that may have occurred at any time prior to such termination or otherwise. Upon the occurrence of the Effective Date, each of SGI and Holder shall not have any further obligation or liability hereunder.

8. Representations and Warranties.

(a) Representations and Warranties of SGI and Holder. Holder and SGI each represents and warrants, and as to itself only, to each other signatory to this Agreement, that the following statements, as applicable to it, are true, correct, and complete as of the date hereof:

(i) Corporate Power and Authority. Each party hereto which is not an individual is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization. Each party hereto which is not an individual has all requisite corporate, partnership, or limited liability company, as applicable, power and authority to execute and deliver this Agreement.

(ii) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on its part, and no other proceedings on the part of such party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(iii) Binding Obligation. This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).

(iv) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of SGI or any Subsidiary entered into after the Petition Date.

(v) Governmental Consents. The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

(vi) Representation by Counsel. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(b) Representations and Warranties of SGI. SGI represents and warrants to Holder that the following statements are true, correct, and complete as of the date hereof:

(i) No Litigation. There are no actions, suits, claims, proceedings or, to its knowledge, investigations pending or, to its knowledge, threatened against SGI or any of its direct or indirect subsidiaries or any of its current or former directors or officers that would give rise to a claim for indemnification against SGI by any of such directors or officers under applicable law or the certificate of incorporation and/or by-laws of SGI, other than as set forth on Exhibit D hereto or in SGI’s Form 10-Q for the three-month period ended December 30, 2005.

(ii) Notes and Other Debt.

(A) Notes. As of March 31, 2006, the following aggregate principal amount of the Notes was outstanding, which had not been repurchased by SGI or any subsidiary or other affiliate thereof:

$188,578,000.

(B) Other Debt. A true and complete schedule describing all indebtedness for borrowed money, and liens securing the same, as of the date hereof, of and in respect of SGI and each of its direct and indirect subsidiaries is annexed hereto as Exhibit E.

(iii) SEC Documents. SGI has filed with the Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it through the date hereof under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”) (all such documents, as supplemented and amended since the time of filing, collectively, the “SGI SEC Documents”). The SGI SEC Documents, including without limitation all financial statements and schedules included in the SGI SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SGI SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), except as corrected by a subsequent SGI SEC Document, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable. The financial statements of SGI included in the SGI SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SGI SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of SGI and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(iv) Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of SGI at included in SGI’s Form 10-Q for the three-month period ended December 30, 2005 or (ii) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by SGI of any of its obligations under this Agreement, SGI does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on SGI. For purposes hereof, “Material Adverse Effect” shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to the business, assets (including intangible assets), properties, condition (financial or otherwise), or results of operations of SGI and its subsidiaries taken as a whole, except for the filing of the Chapter 11 Case.

(v) No Defaults. There does not exist any default (or event that with the passage of time or the giving of notice (or both) would constitute a default) by SGI or any of its direct or indirect subsidiaries under the Loan Agreement, the Indenture, the indenture regarding the 11.75% Senior Notes, any agreements governing other indebtedness thereof, or any of their respective franchise agreements, material leases or other material contracts, in each case other than as (i) previously disclosed in writing by SGI to Holder (it being acknowledged that SGI has previously disclosed in writing to Holder the default in respect of section 6.16(a) of the Loan Agreement) and (ii) would have a Material Adverse Effect.

(c) Representations and Warranties of the Holder. Holder represents and warrants, to each of the other signatories to this Agreement, that the following statements are true, correct, and complete as of the date hereof:

(i) Holdings. Holder either (A) is the beneficial owner of the principal amount of the Notes set forth under its name on the signature pages hereof or (B) has investment and voting discretion with respect to the principal amount of such Notes and has the power and authority to bind the beneficial owner of such Notes to the terms of this Agreement (in either case, its “Held Notes”).

(ii) No Encumbrances. The Held Notes thereof referenced in clause (A) of the immediately preceding clause (i) of this Section 8(c) are beneficially owned by Holder free and clear of all Liens. “Lien” means any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or other security agreement, option, warrant, attachment, right of first refusal, preemptive, put, call or other claim or right, limitation or restriction on transfer (other than restrictions imposed by federal and state securities laws) or preferential arrangement of any kind or nature whatsoever.

9. Restriction on Transfer. Before any transfer or sale of any Held Notes held by Holder shall be effective, the transferee thereof must agree in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement.

10. Access to Information. Between the date hereof and the Effective Date, SGI shall grant the Committee’s Advisors reasonable access to SGI’s and its direct and indirect subsidiaries’ business operations, properties, books, files and records that has been provided to the Committee’s Advisors to date, and SGI shall cooperate in the examination thereof by the Committee’s Advisors and furnish the Committee’s Advisors with all information with respect to the business and affairs of SGI and its direct and indirect subsidiaries as the Committee’s Advisors may reasonably request. No such examination, however, shall constitute a waiver or relinquishment by Holder of its right to rely upon SGI’s representations, warranties, covenants and agreements made herein. All information furnished to the Committee’s Advisors pursuant to this Section 10 shall be subject to the provisions of existing confidentiality agreements among SGI and Holder and/or the Committee’s Advisors to the extent such respective agreements are in effect from time to time.

11. Public Disclosures. Prior to the issuance of any public disclosures regarding the Financial Restructuring, SGI shall consult with the Committee’s Advisors as to the form and substance of such public disclosures related to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, unless required by lawful subpoena issued by a court of competent jurisdiction, SGI shall not, and shall cause each of its direct and indirect subsidiaries not to, disclose (i) Holder’s identity or (ii) the amount Held Notes, without the prior written consent of Holder in each case; and, if such announcement or disclosure is so required, SGI shall afford Holder a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure. Notwithstanding the foregoing, any and all public disclosures regarding this Agreement including any filing of this Agreement itself shall redact the amount of Held Notes.

12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in a federal or state court of competent jurisdiction located in the Borough of Manhattan, New York, New York (the “Chosen Court”) and (A) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (B) waives any objection to laying of venue in any such action or proceeding in the Chosen Court, (C) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party, and (D) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with this Agreement. Notwithstanding the foregoing consent to the jurisdiction of the Chosen Court, upon the commencement of the Chapter 11 Case, each of the parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

13. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto (other than a breach by SGI of Section 15 hereof) and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a non-exclusive remedy of any such breach without the necessity of showing damages; provided, however, that each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

14. Reservation of Rights. Except as otherwise expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any of Holder to protect and preserve any of its rights, remedies and interests, including without limitation its claims against SGI and its direct and indirect subsidiaries, or its full participation in any bankruptcy case filed by SGI and/or its direct and indirect subsidiaries. If the Financial Restructuring is not consummated, or if this Agreement is terminated in accordance with its terms for any reason, the parties hereto fully reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms. In the event of any inconsistency between this Agreement and the Postpetition Financing Agreement (as defined in the DIP Financing Commitment Letter), the terms and conditions of the Postpetition Financing Agreement shall govern and control in all respects.

15. Fees and Expenses. SGI shall pay in full the reasonable fees and expenses of the Committee’s financial and legal advisors and of the indenture trustees for the Notes. Without limiting the generality of the foregoing, (i) SGI will pay the reasonable fees and expenses of Goodwin Procter LLP, counsel to the Committee (“Goodwin”), and Houlihan Lokey Howard & Zukin (“Houlihan”), financial advisor to the Committee, in accordance with the terms of any written agreement between SGI and such respective parties in effect from time to time through the

Effective Date or such later date as may be established by the Bankruptcy Court in the Chapter 11 Cases for the payment of such fees and expenses (and, notwithstanding the foregoing, each of Goodwin and Houlihan may submit invoices to SGI as frequently as weekly, and SGI shall pay such invoices within five (5) business days of its receipt thereof, subject to any procedures or conditions that may be established by the Bankruptcy Court); (ii) SGI will pay its own expenses, including investment banking, financial advisory, printing, legal, accounting, solicitation agent, and information agent fees and expenses; (iii) all of the foregoing fees and expenses submitted to SGI prior to the filing of the Petitions in the Chapter 11 Case shall be paid before the Petitions are filed; and (iv) all of the foregoing fees and expenses incurred after the filing of the Petitions in the Chapter 11 Case shall be timely paid in the ordinary course of business without the obligation to file fee applications through the later of (a) the Effective Date; (b) the date on which distributions pursuant to the Joint Reorganization Plan are made to Holder in full; or (c) such later date as may be established by the Bankruptcy Court in the Chapter 11 Cases for the payment of such fees and expenses and, to the extent any such payments by their nature may not be made in the ordinary course of business, SGI shall, and shall cause each of the U.S. Subsidiaries to, support and not object to each application for payment made or otherwise submitted by or on behalf of any such party seeking such payment of such reasonable fees and expenses.

16. Survival. Notwithstanding the sale of any Notes in accordance with the terms hereof or the termination of this Agreement in accordance with its terms, SGI’s obligations and agreements set forth in Sections 11 and 15 hereof (relating to public disclosures and fees and expenses, respectively) shall survive and continue in full force and effect for the benefit of Holder in accordance with the terms hereof.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of Holder under this Agreement are, in all respects, several and not joint.

18. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, addressed as follows, or (d) transmitted by telecopy to the number set forth below (or at such other address and/or number as shall be designated from time to time by any party hereto in the manner provided for in this Section):

If to SGI:

Silicon Graphics, Inc.

1500 Crittendon Lane

Mountain View, CA 94043

Attn:	Mr. Barry Weinert

Vice President and General Counsel

Fax:	(650) 933-0203

-with a copy to-

Weil, Gotshal & Manges, LLP

767 Fifth Avenue

New York, NY 10153

Attn:	Gary T. Holtzer, Esq.
Fax:	(212) 310-8007

If to any Holder, to the following:

[Holder]

-with a copy to-

Goodwin Procter LLP

599 Lexington Avenue

New York, NY 10022

Attn:	Allan S. Brilliant, Esq.
Fax:	(212) 355-3333

A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a business day; (iii) in the case of overnight courier, upon the first attempted delivery on a business day; or (iv) in the case of a telecopy transmission, on the date sent, as confirmed by written confirmation of receipt. Notices by Holder may be given by counsel thereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart hereof. Any holder of the Notes may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

20. No Third-Party Beneficiaries. Unless otherwise expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third-party beneficiary hereof.

21. No Solicitation, Etc. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Joint Reorganization Plan in any Chapter 11 Case. Holder’s votes with respect to the Joint Reorganization Plan will not be solicited until Holder has received the Disclosure Statement approved by the Bankruptcy Court. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties hereto.

22. Further Acquisition of Notes. This Agreement shall in no way be construed to preclude the Holder from acquiring additional Notes. However, any such additional Notes so acquired shall automatically be deemed to be subject to the terms of this Agreement.

23. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of SGI and the Holder.

24. Indemnification. SGI agrees to indemnify and hold harmless Holder and its officers, directors, partners, employees, agents, and advisors and each of their respective successors and assigns from and against any and all claims, suits, actions, liabilities, and judgments and costs related thereto (including any defense costs associated therewith on an as-incurred basis) arising from SGI’s breach of its representations, warranties, covenants or agreements set forth herein, except if such claim or liability is determined by a competent court in a final, non-appealable decision to have arisen as a result of Holder’s material breach of its obligations hereunder or fraudulent or willful misconduct or gross negligence on the part of Holder or the applicable indemnified person.

25. Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other parties hereto may reasonably request, in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

26. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

27. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement shall not supersede any confidentiality agreement between SGI and Holder to the extent any such agreement is in effect from time to time.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

SILICON GRAPHICS, INC.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Notes Held

EXHIBIT A

SILICON GRAPHICS, INC.

Plan Term Sheet

May 5, 2006

This term sheet describes the material terms of a financial restructuring of Silicon Graphics, Inc. (“SGI” and, as reorganized, “Reorganized SGI”) and certain of its subsidiaries (together with SGI, the “Company” and, as reorganized with Reorganized SGI, the “Reorganized Company”). The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents. This term sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. Until publicly disclosed by SGI, with the prior written consent of the Ad Hoc Committee (as defined below), this term sheet and the information contained herein is strictly confidential and may not be shared with any person other than SGI and its professionals and other advisors. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Commitment Letter, dated as of May 5, 2006, regarding that certain debtor in possession facility described therein and in Appendix I and Annex I thereto (the “DIP Term Sheet”).

Reference is hereby made to the following agreements:

(i) Third Amended and Restated Credit Agreement, dated as of October 24, 2005 among SGI, Silicon Graphics Federal, Inc., Silicon Graphics World Trade Corporation, Wells Fargo Foothill, Inc., as Agent and Lender, and Ableco Finance LLC, as Lender (the “Loan Agreement”);

(ii) Indenture, dated as of December 24, 2003 among SGI and U.S. Bank National Association, as Trustee, regarding 6.50% Senior Secured Convertible Notes due 2009 (the “6.50% Secured Notes”);

(iii) Indenture, dated as of December 24, 2003 among SGI and U.S. Bank National Association, as Trustee, regarding 11.75% Senior Secured Notes due 2009 (the “11.75% Secured Notes”); and

(iv) First Supplemental Indenture, dated as of June 30, 1996 among SGI, Cray Research, Inc. and JPMorgan Chase (formerly known as Manufacturers Hanover Trust Company), as Trustee, regarding 6 1/8% Convertible Subordinated Debentures due 2011 (the “Cray Unsecured Debentures”) (which supplements the Indenture dated as of February 1, 1986 between Cray Research, Inc. and Manufacturers Hanover Trust Company, as Trustee).

SGI shall restructure its capital structure through a joint chapter 11 plan of reorganization agreed to by the ad hoc committee (the “Ad Hoc Committee”) of certain holders of the 6.50% Secured Notes (as amended, modified or supplemented from time to time with the prior consent of the Ad Hoc Committee, the “Plan”) filed with the United States Bankruptcy Court (the “Bankruptcy Court”) in cases (the “Chapter 11 Cases”) to be commenced by the Company on or before May 8, 2006 (the date the Chapter 11 Cases are commenced, the “Petition Date”), under chapter 11 of Title 11 of the United States Code (11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”)) which Plan and the disclosure statement (as amended, modified or supplemented from time to time with the prior consent of the Ad Hoc Committee, the “Disclosure Statement”) in connection with the Plan shall be consistent with this non-binding term sheet.

Treatment of Claims and Interests under the Plan

DIP Financing	The terms of the DIP Financing are fully set forth in the DIP Term Sheet. $50 million of DIP Financing provided by the holders of the 6.50% Secured Notes (the “Senior Note Lenders”) shall be repaid on the effective date of a Plan by the Rights Offering (as defined below).

Loan Agreement Claims	Subject to review of the validity and perfection of liens and security interests of the lenders under the Loan Agreement (the “Senior Credit Lenders”) by the Creditors’ Committee, the claims arising from the Loan Agreement shall, to the extent not repaid during the pendency of the Chapter 11 Cases shall be paid in full in cash on the effective date of a Plan.

6.50% Secured Notes and 11.75% Secured Notes Claims

Holders of claims on account of the 6.50% Secured Notes and the 11.75% Secured Notes shall receive (a) 2,500,000 shares of newly issued common stock of Reorganized SGI (the “Distribution Common Stock”) constituting 25% of the New Common Stock (as defined below) and (b) 7,500,000 Rights (as defined below) to purchase one share of New Common Stock (as defined below).

The aggregate shares (the “New Common Stock”) of the Distribution Common Stock and the Rights Offering Common Stock (as defined below) shall constitute 100% of the outstanding equity of Reorganized SGI, subject to dilution for the Overallotment Shares (as defined below) and the Management Incentive Plan (as defined below). The aggregate number of shares of New Common Stock of Reorganized SGI shall initially be 10,000,000 without dilution for the Overallotment Shares (as defined below) and 11,125,000 shares assuming exercise of 100% of the Overallotment Shares (as defined below).

2

General Unsecured Claims	“General Unsecured Claims” means allowed general unsecured claims of the Company, but excluding (i) claims in connection with the Cray Unsecured Debentures and (ii) any deficiency claims on account of the 6.50% Secured Notes and the 11.75% Secured Notes. Holders of General Unsecured Claims shall receive their pro rata share of $1.5 million.

Cray Unsecured Debentures	The subordination of the Cray Unsecured Debentures shall be enforced and holders of Cray Unsecured Debentures shall receive no recovery.

Equity Interests	Holders of equity interests in SGI shall receive no recovery and all equity interests in SGI shall be cancelled.

Additional Provisions of Plan

Rights Offering

Rights Offering. Pursuant to an election to be made in conjunction with voting on the Plan (the “Rights Offering”), the holders of the 6.50% Secured Notes and the 11.75% Secured Notes shall have the right to purchase (each, a “Right” and, together, the “Rights”) on the effective date of a Plan, on a ratable basis, 7,500,000 shares of New Common Stock (the “Rights Offering Common Stock”) in consideration for $6.67 per share (the “Rights Offering Price”).

Rights Offering Commitment. In accordance with the terms and subject to the conditions of a purchase agreement in form and substance acceptable to the Senior Note Lenders in their sole discretion (the “Rights Offering Common Stock Purchase Agreement”), the Senior Note Lenders shall commit (the “Rights Offering Commitment”) to purchase at the Rights Offering Price, the aggregate shares of the Rights Offering Common Stock not otherwise purchased in the Rights Offering, the allocation of which shall be agreed upon among the Senior Note Lenders.

Commitment Fee. In exchange for the Rights Offering Commitment, the Senior Note Lenders shall receive a commitment fee equal to $1,000,000.

3

Over-Allotment Rights. In exchange for the Rights Offering Commitment, the Senior Note Lenders shall receive the right (but shall have no obligation) to purchase at the Rights Offering Price 1,125,000 shares comprising 15% of the Rights Offering Common Stock (the “Overallotment Shares”), the allocation of which shall be agreed upon among the Senior Note Lenders.

Public/Private	To be agreed in the sole discretion of the Senior Note Lenders.

Trading/Registration Rights

•      Newly-issued common stock of Reorganized SGI to be freely-tradable pursuant to section 1145 of the Bankruptcy Code.

•      Registration Rights. On the effective date of the Plan, Reorganized SGI shall enter into a registration rights agreement (the “Registration Rights Agreement”) with any holders that will own greater than 9% of the outstanding New Common Stock upon the effective date of the Plan pursuant to which Reorganized SGI shall agree to register the resale of the shares of New Common Stock issued to any such holders in accordance with the requirements of the Securities Act of 1933, as amended. The Registration Rights Agreement shall provide that any holder owning greater than 9% of the outstanding New Common Stock upon the effective date of the Plan shall be entitled to two (2) demand rights and unlimited piggyback registration rights.

Exit Facility	A term loan facility and a revolving loan/letter of credit facility (the “Exit Facility”), the total of which shall not exceed $100 million or such other amount as the Company and the Ad Hoc Committee deem appropriate and necessary, shall be made available to the Reorganized Company by one or more lenders on terms and conditions acceptable to the Reorganized Company and the Ad Hoc Committee.

Management Incentive Plan	On or as soon as reasonably practicable after the effective date of the Plan, a management incentive plan (the “Management Incentive Plan”) shall be implemented to reserve for designated members of senior management of the Reorganized Company equity interests (including restricted common stock and/or options) in Reorganized SGI. The Management Incentive Plan shall be in form and substance acceptable to both the Company and the Ad Hoc Committee.

Corporate Governance	On the effective date of the Plan, the Board of Directors of Reorganized SGI shall be comprised of five (5) members which shall be selected by the Ad Hoc Committee.

4

EXHIBIT B

[U.S. Subsidiaries to File

Chapter 11 Petitions]

Name	Incorporated	Street Address

Silicon Graphics, Inc.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Silicon Graphics Federal, Inc.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Silicon Graphics World Trade Corporation	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Silicon Graphics Real Estate, Inc.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Silicon Studio, Inc.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

ParaGraph International, Inc.	CA	1500 Crittenden Lane, Mountain View, California, 94043-135

WTI Development, Inc.	CA	1500 Crittenden Lane, Mountain View, California, 94043-135

Cray Research, LLC	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Cray Financial Corporation	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Cray Research India Ltd.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Cray Research International, Inc.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Cray Research America Latina Ltd.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Cray Research Eastern Europe Ltd.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

Cray Asia/Pacific, Inc.	DE	1500 Crittenden Lane, Mountain View, California, 94043-135

EXHIBIT C

[DIP Financing Commitment Letter]

[DIP LENDERS]

May 5, 2006

Silicon Graphics, Inc.

1500 Crittenden Lane

Mountain View, CA 94043

Ladies and Gentlemen:

We are pleased to inform you that the undersigned lenders, on behalf of one or more investment funds managed by each of us (collectively, the “DIP Lenders”), have approved and hereby commit, severally on behalf of the fund(s) managed by us, but not jointly, to provide as set forth on Schedule 1 hereto a debtor in possession term loan facility (the “DIP Facility”) in an amount equal to $70,000,000.00 to Silicon Graphics, Inc., a Delaware corporation (“SGI”), and its subsidiaries (together with SGI, each a “Borrower” and, collectively, the “Borrowers”) in connection with the possible chapter 11 cases (the “Chapter 11 Cases”) to be commenced by the Borrowers and certain of their affiliates in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on or about May 9, 2006 (the “Proposed Petition Date”) to provide working capital (i) to operate the Borrowers’ business, (ii) to develop and effectuate a joint chapter 11 plan of reorganization agreed to by the DIP Lenders for the Borrowers in the Chapter 11 Cases (the “Plan”) in accordance with that certain Plan Term Sheet, dated as of the date hereof (the “Plan Term Sheet”), and (iii) upon entry of the Final Order to refinance $20,000,000 of the existing secured indebtedness pursuant to that certain Third Amended and Restated Credit Agreement, dated as of October 24, 2005, among SGI, Silicon Graphics Federal, Inc., Silicon Graphics World Trade Corporation, Wells Fargo Foothill, Inc., as Agent and Lender, and Ableco Finance LLC (the “Existing Facility”) on the terms and subject to the conditions set forth below and in the appendix attached hereto. In addition, the DIP Lenders hereby commit, severally, but not jointly, to provide as set forth on Schedule 2 hereto up to $85,000,000 in connection with, and as part of, a $130,000,000 refinancing of the Existing Facility and the DIP Facility within 30 days of the Proposed Petition Date pursuant to the terms and conditions set forth herein.

As security for the payment and performance of the DIP Facility, each Borrower agrees to grant or cause to be granted to the DIP Lenders, with the requisite approval of the Bankruptcy Court, a continuing security interest pursuant to 11 U.S.C. §§ 364 (c) and (d) in and to all property of such Borrower, including, without limitation, all personal property, real property, fixtures and equity securities owned by such Borrower, in each case, whether now or hereafter existing or now or hereafter acquired and wherever located. The commitment of the DIP Lenders hereunder is subject to the entry of an interim and a final order approving the DIP Facility, each in a form acceptable to the DIP Lenders in their sole discretion (collectively, the “Orders”). In addition, the commitment hereunder the DIP Lenders’ obligations to make the loans pursuant to the DIP Facility shall terminate immediately without further notice unless the Plan, incorporating the terms and conditions set forth in the Plan Term Sheet and otherwise reasonably acceptable to the DIP Lenders shall be filed on or before the 30th day after the Proposed Petition Date.

Silicon Graphics, Inc.

May 5, 2006

Additional terms and conditions applicable to the DIP Facility, including, without limitation, payment of the Commitment Fee1 within one (1) business day of the date hereof, are set forth in the Summary of Terms attached hereto as Appendix I and Annex I. Appendix I and Annex I are incorporated herein by reference and are part of this commitment letter (the “Commitment Letter”).

The commitment of the DIP Lenders hereunder is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to the DIP Lenders: (a) the accuracy and completeness of all representations that any Borrower or any of its affiliates makes to the DIP Lenders, and the Borrowers’ compliance with the terms of this Commitment Letter, (b) the negotiation, execution and delivery of definitive documentation for the DIP Facility consistent with this Commitment Letter and the entry of the Orders and otherwise satisfactory to the DIP Lenders (c) no change, occurrence or development shall have occurred or become known to the DIP Lenders that could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Borrower other than the commencement of the Chapter 11 Cases and (d) the commencement of the Chapter 11 Cases no later than the Proposed Petition Date.

Each Borrower hereby represents, warrants and covenants, jointly and severally, that (a) all information, which has been or is hereafter made available to the DIP Lenders by any Borrower or any of their representatives in connection with any aspect of the DIP Facility taken together (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; and (b) all financial projections, including without limitation all forecasts and budgets, concerning any Borrower that have been or are hereafter made available to the DIP Lenders by any Borrower or any of their representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. Each Borrower agrees to supplement the Information and the Projections from time to time until the date of the borrowing under the DIP Facility so that the representation, warranty and covenant in the immediately preceding sentence is correct on such date.

By executing this Commitment Letter, each Borrower agrees, jointly and severally, to reimburse the DIP Lenders from time to time on demand for all reasonable out-of-pocket fees, costs and expenses of the DIP Lenders and its advisors (including, without limitation, mortgage recording fees and other recording taxes or fees, title insurance costs, survey costs, any fees or expenses associated with travel and other costs relating to any filings, searches, appraisals or examinations conducted in connection with the credits extended or any collateral therefor, reasonable fees, disbursements and other charges of [COUNSEL], as counsel to the DIP Lenders, and of local counsel to the DIP Lenders if necessary, the allocated costs of accounting, consulting, brokerage and other similar professional fees or expenses, reasonable expenses in connection with periodic collateral/financial control field examinations, the monitoring of assets, enforcement of rights and publicity, and other miscellaneous disbursements) and

[1]	All capitalized terms not expressly defined herein have the meanings ascribed to them in the Summary of Terms hereto as Appendix I.

Silicon Graphics, Inc.

May 5, 2006

such fees, costs and expenses shall be payable by the Borrowers on demand whether or not the transactions contemplated by this Commitment Letter are consummated.

Each Borrower hereby agrees that the Borrowers shall jointly and severally indemnify and hold harmless each of the DIP Lenders and each of their affiliates and each of the respective officers, directors, members, partners, employees, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, financial advisors and consultants), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, any aspect of the DIP Facility, the loan documentation or any of the transactions contemplated hereby or thereby, or any actual or proposed use of the proceeds of the DIP Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceedings to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, any of their directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Borrowers or any of their security holders or creditors for or in connection with the this Commitment Letter, any aspect of the DIP Facility, the loan documentation or any of the transactions contemplated hereby or thereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that the DIP Lenders shall only have liability to the Borrowers (as opposed to any other person or entity), and that such liability shall only arise to the extent damages have been caused by a breach of the DIP Lenders’ obligations hereunder to negotiate in good faith definitive documentation for the DIP Facility on the terms set forth herein, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the DIP Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the DIP Lenders hereunder.

This Commitment Letter may be executed in counterparts each of which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. EACH BORROWER AND THE DIP LENDERS HEREBY IRREVOCABLY WAIVE

Silicon Graphics, Inc.

May 5, 2006

ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE DIP LENDERS IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

This Commitment Letter embodies the entire agreement and understanding among the DIP Lenders, the Borrowers and their affiliates with respect to the DIP Facility and supersedes all prior agreements, term sheets and understandings relating to the specific matters hereof and thereof. However, please note that the terms and conditions of the commitment of the DIP Lenders hereunder are not limited to those set forth herein. Those matters that are not covered or made clear herein are subject to mutual agreement of the parties. No party has been authorized by the DIP Lenders to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by any Borrower without the DIP Lenders’ prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of the DIP Lenders hereunder will expire at 5:00 p.m. (New York City time) on May 5, 2006 unless each Borrower executes this Commitment Letter and returns it to the DIP Lenders prior to that time and the Commitment Fee has been paid in full to the DIP Lenders on the same day. Thereafter, all commitments and undertakings of the DIP Lenders hereunder will expire on May 12, 2006, unless the closing of the DIP Facility occurs on or prior thereto.

[Signature Pages Follow.]

Very truly yours,

[DIP LENDER]

By: [DIP LENDER]

By:
Its:

Signature Page to Commitment Letter

[DIP LENDER]

By: [DIP LENDER]

By:
Its:

Signature Page to Commitment Letter

[DIP LENDER]

By: [DIP LENDER]

By:
Its:

Signature Page to Commitment Letter

The terms and conditions of this commitment are approved and accepted as stated herein without amendment or modification on this              day of May 2006.

SILICON GRAPHICS, INC.

By:
Name:
Title:

SILICON GRAPHICS FEDERAL, INC.

By:
Name:
Title:

SILICON GRAPHICS WORLD TRADE CORPORATION

By:
Name:
Title:

Signature Page to Commitment Letter

Schedule 1

DIP Facility

Lender	Commitment

[DIP LENDER]	$	[XXXX	]

[DIP LENDER]	$	[XXXX	]

[DIP LENDER]	$	[XXXX	]

Total:		$70,000,000.00

Schedule 2

Potential $130,000,000 Replacement DIP Facility

Lender	Commitment

[DIP LENDER]	$	[XXXX	]

[DIP LENDER]	$	[XXXX	]

[DIP LENDER]	$	[XXXX	]

Total:		$85,000,000.00

Appendix I

SILICON GRAPHICS, INC.

Summary of Terms

Borrowers	Silicon Graphics, Inc. (“SGI”) and certain of its subsidiaries (together with SGI, “Borrowers”) on a joint and several basis which are presently borrowers under that certain Third Amended and Restated Credit Agreement, dated as of October 24, 2005 (the “Existing Credit Agreement”), by and between, SGI, Silicon Graphics Federal, Inc., Silicon Graphics World Trade Corporation, on the one hand, and Wells Fargo Foothill, Inc. (“WFF”), as Agent and Lender, and Ableco Finance LLC (“Ableco” and when taken together with WFF, the “Existing Senior Lenders”)

Lenders

One or more funds and accounts managed by [DIP LENDER], one or more funds and accounts managed by [DIP LENDER], one or more funds and accounts managed by [DIP LENDER], and such additional funds and accounts managed by other members of the ad hoc committee (the “Ad Hoc Committee”) of the holders of the 6.50% Senior Secured Convertible Notes due 2009 (collectively, the “DIP Lenders” with the allocation of such amounts provided by the DIP Lenders to be agreed to among the DIP Lenders).

The commitments of the DIP Lenders shall be several and not joint.

The Facilities

In accordance with the terms and subject to the conditions of a postpetition financing agreement (the “Postpetition Financing Agreement”), the DIP Lenders shall make available to the Borrowers, pursuant to the Commitments set forth in Schedule 1, a term loan in the aggregate principal amount equal to $70,000,000 (the “DIP Financing”).

Subject to the satisfaction of the Conditions to Each Advance (discussed below), the DIP Financing shall be made available in the following tranches (each, an “Advance”):

•      $10 million shall be made available on the Closing Date;

•      $5 million shall be made available on May 12, 2006;

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•      $5 million shall be made available on May 19, 2006;

•      $3 million shall be made available on May 26, 2006;

•      $32 million shall be made available upon the entry of the Final Order;

•      $10 million shall be made available on June 30, 2006; and

•      The balance shall be made available on July 14, 2006.

The DIP Financing and the Advances thereunder shall be subject to, among other things, the entry by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) of an interim order and a final order finally and unconditionally approving the Postpetition Financing Agreement and the DIP Financing pursuant to section 364 of chapter 11 of Title 11 of the United States Code (11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”)) on terms and conditions satisfactory to the DIP Lenders in their sole discretion (the “Final Order”).

Closing Date	The first date practicable following the entry of an interim order by the Bankruptcy Court approving the DIP Financing on terms and conditions satisfactory to the DIP Lenders in their sole discretion (the “Interim Order”), anticipated to be on or prior to May 12, 2006.

Interest Rate	The DIP Financing will bear interest at a rate equal the greater of (i) to the prime rate of interest (calculated daily as reported in The Wall Street Journal) plus 7.00% and (ii) 250 basis points above the highest rate to be paid in cash in effect from and after the Petition Date under the Existing Facility.

Default Interest Rate	During the continuance of an Event of Default (as defined in the loan documentation), the DIP Financing in each case will bear cash interest at an additional 2.0% per annum, calculated on an 360-day and actual days-elapsed basis.

Commitment Fee	A commitment fee equal to 0.75% of the maximum principal amount of the DIP Financing in each case will be earned and due and payable to the DIP Lenders on the same day as the issuance of one or more commitment letters by the DIP Lenders.

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If the Commitment Fee is not paid for any reason, including without limitation the failure to deliver the foregoing consent, the Commitment shall terminate accordingly without cost or obligation of any kind to the DIP Lenders.

The Commitment Fee payable hereunder shall be credited toward any other commitment fee payable to the DIP Lenders in connection with any replacement debtor in possession financing facility in the approximate amount of $130,000,000 for the Borrowers in which the DIP Lenders issues one or more commitments superceding or replacing the Commitment issued hereunder.

Closing Fee	A closing fee equal to 1.50% of the maximum principal amount of the DIP Financing in each case will be earned and due and payable to the DIP Lenders on the Closing Date.

Termination Fee

A termination fee equal to 5.00% of the maximum principal amount of the DIP Financing will be earned and due and payable to the DIP Lenders on the Termination Date, if:

(i) the joint chapter 11 plan of reorganization agreed to by the Ad Hoc Committee (as amended, modified or supplemented from time to time with the prior consent of the Ad Hoc Committee, the “Plan”) is not confirmed by the Bankruptcy Court on or before the date that is 135 days from the date (the “Confirmation Deadline”) on which the in the chapter 11 cases of SGI and its subsidiaries (the “Chapter 11 Cases”) will be commenced in the Bankruptcy Court (the “Petition Date”) (unless extended by the DIP Lenders in their sole discretion);

(ii) the Plan is not consummated on or before thirtieth (30th) day after the Confirmation Deadline; or

(iii) the Borrowers for any reason abandon or terminate their efforts to confirm the Plan;

provided, however, that the Termination Fee will not become due and payable if (x) the Plan is not confirmed prior to the Confirmation Deadline solely because the Plan is not accepted under 11 U.S.C. § 1126(c) by the class containing the secured claims of the holders of the 6.50% Senior Secured Convertible Notes due 2009 (the “6.50% Secured Notes”) or (y) the Plan is not confirmed because the DIP Lenders have elected to exercise remedies after the occurrence of an Event of Default.

3

Priority	In addition to the priority with respect to the Collateral set forth below, all amounts owing by the Borrowers under the DIP Financing in respect thereof at all times will constitute allowed super-priority administrative expenses claims in the Chapter 11 Cases having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject only to the Carve-Out (as defined below), provided that such superpriority administrative expense claims shall also be subject to the super-priority administrative expenses claims granted by the Bankruptcy Court in connection with the provision of adequate protection granted to the Existing Senior Lenders and as are reasonably acceptable to the DIP Lenders.

Collateral	All amounts owing by the Borrowers will be secured pursuant to sections 364(c) and section 364 (d) of the Bankruptcy Code (it being acknowledged and understood that any such priming in respect of the 11.75% Senior Secured Notes (as defined below) will be effective upon entry of the Final Order) by a first priority perfected priming security interest in, and lien on, substantially all of the assets (tangible, intangible, real, personal or mixed) of the Borrowers, whether now owned or hereafter acquired, including, without limitation, accounts, inventory, equipment, capital stock in subsidiaries, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks, causes of action, including avoidance actions, and other general intangibles, and all products and proceeds thereof, subject only to (i) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are acceptable to the DIP Lenders, (ii) the Carve-Out (as defined below) for professional fees, and (iii) the liens and replacement liens granted to the Existing Senior Lenders.

Adequate Protection in respect of Primed Liens	As adequate protection for any actual diminution in value of their liens by reason of, among other things, the priming by the liens securing the DIP Financing of the liens securing the 6.50% Secured Notes and the 11.75% Senior Secured Notes due 2009 (the “11.75% Secured Notes”), holders of the 6.50% Secured Notes and the 11.75% Secured Notes, in each case, shall receive (x) allowed super-priority administrative expense claims in the Chapter 11 Cases having priority over all administrative expenses of

4

the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and (y) replacement liens on all assets of the and certain of its subsidiaries (together with SGI, the “Company”) which super-priority administrative expenses claims and replacement liens shall be junior only to the super-priority administrative expense claims and replacement liens of the Existing Senior Lenders and the DIP Lenders. In addition, holders of the 6.50% Secured Notes shall receive reimbursement of all reasonable fees and expenses of the legal counsel and financial advisor to the Ad Hoc Committee. In addition, the trustee for the 6.50% Secured Notes and the 11.75% Secured Notes shall receive reimbursement of all reasonable fees and expenses of its legal counsel.

Term	The period from the Closing Date to the earliest to occur of (i) the date that is 180 days after the Closing Date, (ii) the effective date of the Plan in the Chapter 11 Cases, (iii) the date of the occurrence of an Event of Default under the DIP Financing, (iv) the date of any decision by the board of directors of any Borrower to proceed with the sale or liquidation of any Borrowers or any other transaction or plan other than the Plan in the Chapter 11 Cases without the consent of all of the DIP Lenders, or (v) the date the Borrowers pay all of the DIP Lenders in full and terminate the DIP Financing (such earliest date, the “Termination Date”).

Mandatory Repayments	Substantially similar to the Existing Credit Agreement, including, without limitation, mandatory repayments of the DIP Financing shall be required in an amount equal to (i) 100% of the net sale proceeds from all asset sales outside the ordinary course of business (after required payments to prior lien holders) and (ii) 100% of insurance and condemnation proceeds received by the Borrowers (after required payments to prior lien holders).

Conditions Precedent to Closing

The loan documentation in respect of the DIP Financing will contain the following conditions precedent to closing as well as other customary conditions precedent to closing as determined by the DIP Lenders and as set forth in the Existing Loan Agreement:

•      All documentation (including, without limitation, the Postpetition Financing Agreement) shall be in form and substance satisfactory to the DIP Lenders and their counsel in their sole discretion.

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•      The Borrowers shall have provided evidence of acceptance and approval of the Plan Term Sheet by their Board of Directors in form and substance acceptable to the DIP Lenders.

•      The Borrowers and the DIP Lenders shall have agreed upon an Approved Budget.

•      The Borrowers shall have provided evidence of insurance satisfactory to the DIP Lenders in their sole discretion, naming the DIP Lenders as additional insured and loss payee.

•      All fees and expenses (including reasonable fees and expenses of counsel) required to be paid to the DIP Lenders on or before the Closing Date shall have been paid in full.

•      All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Financing (including, without limitation, the Interim Order containing the Terms of Adequate Protection for Existing Senior Lenders attached hereto as Annex I) and the “first day” applications and motions and forms of orders shall be in form and substance satisfactory to the DIP Lenders in their sole discretion.

•      Except for the filing of the Chapter 11 Cases, there shall have occurred no material adverse effect on any of (i) the operations, performance, prospects, business, assets, properties, or condition (financial or otherwise) of any Borrowers, based on information provided by the Borrowers to the DIP Lenders since December 31, 2005, (ii) the ability of the Borrowers to perform all of its obligations under the loan documentation or (iii) the ability of the DIP Lenders to enforce the loan documentation (any of the foregoing being a “Material Adverse Change”).

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•      All governmental and third party consents and approvals necessary in connection with the DIP Financing and the transactions contemplated thereby shall have been obtained and shall remain in effect.

•      The Borrowers shall provide customary representations and warranties, provided that such representations and warranties shall be made only as to circumstances existing as of the Closing Date.

•      Such other conditions precedent as are customary for the extension of loans of the type extended under the DIP Financing.

Conditions to Each Advance

On the Closing Date and the funding date of any advance the following conditions precedent shall have been satisfied:

•      There shall exist no default under the loan documents.

•      The representations and warranties of the Borrowers shall be true and correct immediately prior to, and after giving effect to, funding, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case such representations and warranties shall be true and correct on such earlier date.

•      The making of such advance shall not violate any requirement of applicable law and shall not be enjoined, temporarily, preliminarily or permanently by any governmental authority.

•      No Material Adverse Change shall have occurred.

•      The Bankruptcy Court shall have entered an Interim Order or Final Order, as applicable, in form and substance satisfactory to the DIP Lenders, including with respect to the adequate protection granted to the Existing Senior Lenders (according to the terms and conditions set forth in Annex 1 hereto), in their sole discretion, which order shall be in full force and effect

7

and shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Lenders (which consent may be withheld in their sole discretion) (i) authorizing and approving the Postpetition Financing Agreement and the transactions contemplated thereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees referred to herein, and (ii) lifting the automatic stay to permit the Borrowers to perform their obligations under the loan documents and the DIP Lenders to exercise their rights and remedies with respect to the DIP Financing provided that the DIP Lenders shall provide the Borrowers with five (5) business days prior written notice before exercising right and remedies.

•      Such other conditions precedent as are customary for the extension of loans of the type extended under the DIP Financing.

Use of Proceeds	The proceeds of the DIP Financing shall be used for (i) the post-petition and other agreed operating expenses of the Borrowers and other costs and expenses of administration of the Chapter 11 Cases in accordance with the Approved Budget and (ii) the repayment of approximately $20,000,000 of the outstanding loans under the Existing Loan Agreement.

8

Carve Out

The Carve-Out shall mean sums having priority ahead of the super priority claims and liens securing the DIP Financing for (i) the payment of any unpaid fees payable to the United States Trustee pursuant to 28 U.S.C. §1930 and (ii) the payment of unpaid claims (whether then or subsequently allowed) for fees and expenses incurred by professionals retained by an order of the Bankruptcy Court, including (x) fees and expenses actually incurred prior to the occurrence of an Event of Default, and (y) fees and expenses incurred after the occurrence of an Event of Default up to $1,500,000 (the “Professional Expense Cap”); provided, that any payments actually made to such professionals under sections 330 or 331 of the Bankruptcy Code or any other provision of the Bankruptcy Code or order of the Bankruptcy Court after the occurrence of an Event of Default (and during the continuance of such an Event of Default) shall reduce the Professional Expense Cap on a dollar-for-dollar basis (the amounts specified in clauses (i) and (ii) including the limitations therein, collectively, the “Carve-Out”).

The post-petition liens and security interests and the administrative priority claims of the DIP Lenders shall be senior to and no proceeds of the DIP Financing nor any collateral granted thereunder (nor proceeds thereof) may be used to pay, any and all claims for services rendered by any of the professionals retained by the Borrowers or any official committee in connection with the investigation of (other than by the Creditors’ Committee, subject to a cap approved by the DIP Lenders), assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter against the Existing Senior Lenders and the DIP Lenders.

Representations and Warranties	The loan documentation will contain representations and warranties customary for facilities of this size, type and purpose and substantially similar to those set forth in the Existing Loan Agreement.

Affirmative Covenants	The loan documentation will contain affirmative covenants customary for facilities of this size, type and purpose and substantially similar to those set forth in the Existing Loan Agreement, including, without limitation, a covenant that the Borrowers agree to use their best efforts to refinance the Postpetition Financing Agreement and the Existing Credit

9

Agreement with a $130,000,000 permanent post-petition financing agreement (the “Permanent Postpetition Financing Agreement”), of which $85,000,000 shall be funded by the DIP Lenders, upon the entry of the Final Order on terms and conditions satisfactory to the DIP Lenders in their sole discretion.

Negative Covenants	The loan documentation will contain negative covenants customary for facilities of this size, type and purpose and substantially similar to those set forth in the Existing Loan Agreement.

Financial Covenants

The loan documentation will contain the following financial covenants:

•      Domestic receipts shall not be less than (i) 95% of the amounts set forth in the Approved Budget for the three-month period ending May 26, 2006, (ii) 90% of the amounts set forth in the Approved Budget for the three-month period ending June 30, 2006; and (iii) 85% of the amounts set forth in the Approved Budget for the three-month period ending July 31, 2006 and for the three-month periods ending on the last day of each month thereafter,

•      total revenue for the three-month period ending June 30, 2006 and the three-month period ending on the last day of each month thereafter shall be no less than $100,000,000;

•      (i) net cash flow for the weeks ending May 12, May 19, May 26 and June 2, 2006 on a cumulative basis from May 5, 2006 shall not have a negative variance of more than 15% from the amount reflected in the Approved Budget and (ii) net cash flow for the week ending June 9, 2006 and each week thereafter on a cumulative basis from May 5, 2006 shall not have a negative variance of more than 10% from the amount reflected in the Approved Budget; and

•      on and after the date of the entry of the Final Order, (i) the sum of domestic cash plus availability under the DIP Facility shall be at no time less than $10,000,000; provided, however, that from August 14, 2006 through September 15, 2006, such amount shall be reduced to

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$7,500,000 and (ii) the sum of global cash plus availability under the DIP Facility shall be at no time less than $25,000,000.

Events of Default

The loan documentation will contain events of default customary for facilities of this size, type and purpose (substantially similar to those set forth in the Existing Loan Agreement) and the following, among others, to be determined by the DIP Lenders:

•      failure of the Bankruptcy Court to enter the Interim Order on or before May 12, 2006;

•      failure of the Bankruptcy Court to enter a Final Order acceptable to Lenders in their sole discretion within 30 days of the Closing Date;

•      dismissal of any of the Chapter 11 Cases with respect to any Borrowers or conversion of any of the Chapter 11 Cases to a Chapter 7 case or the sale of substantially all of the assets of any Borrowers;

•      failure of the Borrowers to have the exclusive right to file a plan in the Chapter 11 Cases;

•      appointment of a chapter 11 trustee or examiner with expanded powers or other person with expanded powers in any of the Chapter 11 Cases;

•      granting of relief from the automatic stay to permit foreclosure on the material assets of any Borrowers;

•      reversal, vacation or stay of the effectiveness of either the Interim Order or the Final Order;

•      failure of liens or super-priority claims granted with respect to the DIP Financing to be valid, perfected and enforceable in all respects;

•      failure of the Borrowers to file the Plan and the disclosure statement that accompanies the Plan (as amended, modified or supplemented from time to time with the prior consent of the Ad Hoc Committee, the “Disclosure Statement”) on terms and conditions consistent with the Plan Term Sheet and otherwise

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reasonably acceptable to the DIP Lenders in their sole discretion on or before the date that is 30 days from the Petition Date; provided that, in the event that the DIP Lenders do not deliver, prior to the fifth (5th) business day following the Petition Date, the consent of a majority in interest of the holders of the 6.50% Secured Notes to the liens and superpriority claims granted to the DIP Lenders as proposed in this Commitment Letter, the deadline for the filing of the Plan and the Disclosure Statement shall be extended to within 35 days of the Closing Date;

•      Borrowers’ modification or consent to any modification of the Plan, in each case, without the prior agreement of the DIP Lenders;

•      failure of the Bankruptcy Court to enter an order approving the Disclosure Statement on or before the date that is 75 days from the Petition Date;

•      failure (i) of the Bankruptcy Court to enter an order confirming the Plan on or before the Confirmation Deadline (unless extended by the DIP Lenders in their sole discretion) or (ii) of the Borrowers to use best efforts to confirm the Plan from and after the entry of an order approving the Disclosure Statement;

•      failure of the effective date of the Plan to occur on or before the date that is 30 days from the date upon which the order is entered confirming the Plan; and

•      failure of the DIP Financing to be repaid in full on or before the date that is 180 days from the Closing Date.

Approved Budget	The Borrowers and the DIP Lenders shall agree upon a budget (the “Approved Budget”) prior to commencement of the Chapter 11 Cases projecting operations for 26 weeks (“Budget Period”) in form and substance satisfactory to the DIP Lenders in their sole discretion. On a weekly basis, the Borrowers shall provide to the DIP Lenders an updated budget for the Budget Period in substantially the same format as the previous budget, which upon acceptance by the DIP Lenders in their sole discretion, shall become the Approved Budget; provided, however, that a new budget may be effectuated at any time with the prior written consent of the DIP Lenders.

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The Borrowers shall provide the DIP Lenders with a variance report reflecting the actual cash receipts and disbursements for each four week period within seven (7) days after the end of such four-week period, and showing the percentage variance of actual receipts and disbursements from those reflected in the Approved Budget for such period.

Indemnification	The Borrowers shall jointly and severally indemnify and hold harmless each of the DIP Lenders and each of their affiliates and each of the respective officers, directors, members, partners, employees, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, financial advisors and consultants), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the DIP Financing, the loan documentation or any of the transactions contemplated thereby, or any actual or proposed use of the proceeds of the DIP Financing, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceedings to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, any of their directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Borrowers or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect,

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consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

Expenses	The Borrowers shall jointly and severally pay all (i) out of pocket costs and expenses of the DIP Lenders, (including, without limitation, reasonable fees and disbursements of counsel, financial advisors and consultants) incurred in connection with the Chapter 11 Cases, including, without limitation in connection with the preparation, execution and delivery of the loan documentation and the funding of the DIP Financing and any amendment or waiver of any provision of the loan documentation and (ii) out of pocket costs and expenses of the DIP Lenders (including, without limitation, reasonable fees and disbursements of counsel, financial advisors and consultants) incurred in connection with the Chapter 11 Cases, including, without limitation, in connection with the enforcement or protection of any of their rights and remedies under the loan documentation.

Governing Law	State of New York

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Annex I

Terms of Adequate Protection for Existing Senior Lenders:

Existing Senior Lenders’ Agreements

During the pendency of the Chapter 11 Cases, the Existing Senior Lenders shall:

1.      allow the Borrowers to use cash collateral other than any amount of cash collateral posted as of the Petition Date in respect of letters of credit posted under the Existing Loan Agreement;

2.      not seek to lift the automatic stay until the earlier of (i) the maturity of the DIP Financing, (ii) sixty (60) days after the Petition Date if the Borrowers have not secured a commitment for exit financing in respect of the Chapter 11 Cases and (iii) five (5) business days after notification that the Borrowers have violated the adequate protection order;

3.      waive default rate interest on a conditional basis; and

4.      agree (so long as they are paid in full) to marshaling of assets so that they will allocate their claim under the Existing Loan Agreement first to any collateral in which they have a lien, but the 6.50% Secured Notes do not, and second to any collateral in which both the Existing Senior Lenders and the 6.50% Secured Notes have liens.

Adequate Protection for Existing Senior Lenders

As adequate protection for the Borrowers’ use of the Existing Senior Lenders’ cash collateral, the Existing Senior Lenders shall receive from the Borrowers:

A.     current cash payment of interest at the non-default rate under the Existing Loan Agreement during the pendency of the Chapter 11 Cases;

B.     first priority replacement liens on all unencumbered assets of the Company (other than avoidance actions), subject to the Carve-Out; and

C.     reimbursement of reasonable legal fees on a current basis.

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EXHIBIT D

[Litigation]

None.

EXHIBIT E

INDEBTEDNESS

Bank	Line Amount	Collateral	Cash Collateral as of 3/31/06	Comments
Foreign Exchange
Credit Suisse, Switzerland	$10,000,000	Fully cash collateralized – 10% of outstanding contracts	$0	Credit line relates to 10% of total outstanding – allows $100 million outstanding contracts
ING Bank, Belgium	$5,000,000	Fully cash collateralized – 6% of outstanding contracts	$362,000	Credit line relates to 6% of total outstanding – allows $5 million outstanding contracts
Tresorerie Rothschild, Switzerland	$75,000,000	Fully cash collateralized – Marked-to-market margin call	$1,081,000	Credit line relates to the total outstanding contracts
Wells Fargo, USA	$40,000,000	Reserve in WFF line of credit – 10% of outstanding contracts	$0	Credit line relates to the total outstanding contracts
Merrill Lynch, USA	$2,000,000	Fully cash collateralized – 10% of outstanding contracts	$0	Credit line relates to 10% of total outstanding – allows $20 million outstanding contracts

Guarantee and L/C’s
Credit Suisse, Switzerland	$10,000,000	Outstanding balance fully cash collateralized
Barclays Bank, UK	$25,000,000	Outstanding balance fully cash collateralized

Bonds:	Amount Outstanding[1]	Collateral	Cash Collateral as of 3/31/06	Comments
6 1/2% Senior Secured Convertible Notes due 2009	$188,578,000	Liens pursuant to Security Agreement and described on Annex 1 to Exhibit E	$0	Interest is payable on June 1 and December 1 of each year.
11 3/4% Senior Secured Note due 2009	$2,386,000	Liens pursuant to Security Agreement and described on Annex 1 to Exhibit E	$0	Interest is payable on June 1 and December 1 of each year.
6 1/8% Convertible Subordinated Debentures due 2011	$56,776,000		$0	Interest is payable on February 1 and August 1 of each year.

Loans:	Amount Outstanding[2]	Collateral	Cash Collateral as of 5/8/06	Comments
Asset-backed credit facility due 2007
Term Loan	$30,000,000		$0	Interest is payable monthly on the term loan and cash advances against the revolver greater than $30 million at prime rate plus 4.5% or 10.0%, whichever is greater.
Revolver	$0		$0	Interest is payable monthly on cash advances against the revolver up to $30 million at prime rate plus 0.75%.

Others:

SGI has guaranteed to the City of Mountain View the performance of the ground lease by Goldman Sachs

[1]	Approximate principal amounts outstanding as of March 31, 2006 (does not include accrued and unpaid interest).
[2]	Approximate amounts outstanding as of May 8, 2006. Also note that there are letters of credit issued under the Revolver in an approximate amount of $46,336,840 which may be drawn after the Closing Date.

2

Country	Bank	Line Amount	Outstanding as of 3/31/06	Collateral	Type of Line	Purpose

Overdraft
Germany	HypoVereinsbank, Germany	$128,000	$0	Fully cash collateralized	Overdraft facility	Emergency funding

Guarantee and L/C’s
Australia	Citibank Australia	$250,000	$226,000	Fully cash collateralized	Guarantees and L/C’s	Guarantees to cover rent for Australian offices

Belgium	ING, Belgium	$100,000	$13,000	Fully cash collateralized	Guarantees and L/C’s	Guarantees to cover rent of Belgian office and performance bonds

Germany	HypoVereinsbank, Germany	$308,000	$308,000	Fully cash collateralized	Guarantees and L/C’s	Travel expenses for SGI employees in Germany

Germany	Raiffeisen Bank, Germany	$40,000,000	$36,787,000	Fully cash collateralized	Guarantees and L/C’s	Guarantees and performance bonds to German customers, e.g., LRZ

India	HDFC, India	$500,000	$233,000	Fully cash collateralized	Guarantees and L/C’s	Customer performance bonds and customs/tax guarantees

India	Standard Chartered Bank, India	$250,000	$4,000	Fully cash collateralized	Guarantees and L/C’s	Customer performance bonds

Israel	Bank Leumi, Israel	$250,000	$5,000	Fully cash collateralized	Guarantees and L/C’s	Customer performance bonds

Italy	Banca Intesa	$250,000	$65,000	No collateral	Guarantees and L/C’s	Customer performance bonds

Mexico	Banorte	$250,000	$167,000	No collateral	Guarantees and L/C’s	Customer performance bonds

Netherlands	ABN Amro, Netherlands	$250,000	$127,000	Fully cash collateralized	Guarantees and L/C’s	Guarantee to cover rent for Dutch office

Netherlands	ING Bank, Netherlands	$75,000	$74,000	Fully cash collateralized	Guarantees and L/C’s	Customer performance bonds

Norway	Den Norske Bank, Norway	$100,000	$45,000	Fully cash collateralized	Guarantees and L/C’s	Guarantee to cover rent for Norwegian office

Norway	ING, Belgium	$200,000	$195,000	Fully cash collateralized	Guarantees and L/C’s	Guarantee to customs and tax authority

Singapore	Hong Leong Finance, Singapore	$100,000	$67,000	Fully cash collateralized	Guarantees and L/C’s	Customer performance bonds

Spain	BankInter, Spain	$1,000,000	$748,000	No collateral	Guarantees and L/C’s	Customer performance bonds

United Kingdom	Barclays, UK	$100,000	$16,000	Fully cash collateralized	Guarantees and L/C’s	Guarantee to customs and tax authority

Total		$43,983,000	$39,080,000

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Country	Bank	Line Amount	Outstanding as of 3/31/06	Collateral	Type of Line	Purpose

Guarantee and L/C’s under Corporate Program
Netherlands	ING, Belgium	$1,500,000	$989,000	Fully cash collateralized	Guarantees and L/C’s	Guarantee to customs and tax authority

Hong Kong		$500,000	$80,000	Fully cash collateralized	Guarantees and L/C’s	Customer performance bonds

Switzerland	Credit Suisse, Switzerland	$1,000,000	$912,000	Fully cash collateralized	Guarantees and L/C’s	Guarantees to tax authority, to cover rent and customer performance bonds

Total		$3,000,000	$1,981,000

Loan
Czech Republic		$1,600,000	$1,010,441	Collateralized with lease receivables	Overdraft facility	Emergency funding

Draft Discounting Facility
France		$1,000,000	$0	No collateral	Draft discounting facility	Discount drafts received from customers
France		$500,000	$0	No collateral	Draft discounting facility	Discount drafts received from customers

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Annex 1 to Exhibit E

LIENS

Loans, Debentures and Notes	Description

- 6 1/2% Senior Secured Convertible Notes due 2009	- The lien created by the Security Agreement between Silicon Graphics, Inc. and U.S. Bank N.A. (in its capacity as Trustee), dated December 24, 2003, as amended from time to time

- 11 3/4% Senior Secured Note due 2009	- The lien created by the Security Agreement between Silicon Graphics, Inc. and U.S. Bank N.A. (in its capacity as Trustee), dated December 24, 2003, as amended from time to time

- Asset-Backed Credit Facility due 2007	- The lien created by the Security Agreement between Silicon Graphics, Inc. and Wells Fargo Foothill, Inc. (in its capacity as Agent), dated October 24, 2005, as amended from time to time
Permitted Indebtedness listed on Exhibit E

- Loan and credit lines for foreign exchange, guarantees and letters of credit listed on Exhibit E requiring security collaterals	- Cash collateral and other collateral as described on Exhibit E
Others

- Stock purchase agreement between Silicon Graphics World Trade B.V. (“SGWTBV”) and NEC

-        In furtherance of a stock purchase agreement between Silicon Graphics World Trade B.V. (“SGWTBV”) and NEC, SGWTBV has pledged certain common stock of SGI Japan, Ltd. (“Pledged Stock”) to NEC as security for complete performance of certain secured obligations with such share certificates to be held by NEC. SGI Japan, Ltd and/or NEC shall have the right, upon the occurrence of a buyback event to purchase all of the Pledged Stock on the terms and conditions described in the Stockholder’s Agreement. A buyback event includes: (a) a change of control; (b) a deadlock event between stockholders or; (c) certain defaults under the Loan Agreement between the parties.

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